Exhibit 99.2
JINCHENG TONGDA & NEAL LAW FIRM
11/F, Huaxia Bank Plaza, No.22 Jianguomennei Avenue,
Beijing, 100005, PRC
Tel: (8610) 85237766; Fax: (8610) 65185057
Sky-mobi Limited
10/F, Building B, United Mansion
No. 2, Zijinhua Road, Hangzhou
Zhejiang 310013
People’s Republic of China
(86-571) 8777-0978
Re: Sky-mobi Limited Public Offering
December 7, 2010
Dear Sirs,
We are lawyers duly licensed in the People’s Republic of China (the “PRC”) and are qualified to issue professional legal opinions on the PRC Laws (as defined below).
We are acting as PRC counsel to Sky-mobi Limited (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with the filing of a registration statement on Form F-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, for registration under the Securities Act of 1933, as amended, of common shares of the Company, represented by American Depositary Shares (“ADSs”), in a proposed initial public offering (the “Offering”) and listing of the ADSs on the NASDAQ Global Market.
You have requested our opinion concerning the statements in connection with the ownership structure of the Company and the contractual arrangements between the PRC subsidiaries and the special purpose entities of the Company in the Registration Statement.
The following terms as used herein this Opinion are defined as follows:

“Government Agency”	means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC.

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Group Companies taken as a whole.

“PRC Laws”	means any and all laws, regulations, and other governmental regulatory documents publicly available in the PRC and effective as of the date hereof.

“PRC Companies”	means the PRC Wholly Owned Subsidiaries and the Special Purpose Entities.

“PRC Wholly Owned Subsidiaries”	mean Hangzhou Dianneng Technologies Co., Ltd. and Pusida (Beijing) Technologies Co., Ltd. , each of which is a company incorporated under the PRC Laws.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

PRC Individuals”	means the following persons, each of which is a PRC resident,

Tao SONG

Qinyi ZHU

Li OU

Yan TANG

Zhiyi XIA

Zi JIN

Guoping QU

Wenjie WU

Zhe WANG

Wanyan SHAO

Rui ZENG

Qing YAN

Tao YANG

“Special Purpose Entities”	means Hangzhou Sky Network Technologies Co., Ltd. , Hangzhou Fanyi Technologies Co., Ltd. , and Hangzhou Mijia Technologies Co., Ltd. , each of which a company incorporated under the PRC Laws.

This opinion is rendered on the basis of the PRC Laws (other than the laws of Hong Kong, Macau or Taiwan) effective as at the date hereof. We do not purport to be experts on, neither do we purport to be generally familiar with, or qualified to express legal opinions based on, any laws other than the laws of the PRC and accordingly, we express no legal opinions herein based upon any laws other than the PRC Laws.
In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction as true copies of originals, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary for the purposes of rendering this opinion, including without limitation, documents set out in Schedule I (the “Documents”).
For the purpose of providing this opinion, we have assumed:
(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with original documents of those documents submitted to us as copies;
(b)	none of the documents has been revoked, amended, varied or supplemented; and
(c)	the accuracy and completeness of all factual statements in the documents (however, nothing has come to our attention that causes us to believe that any such factual statement is untruthful, inaccurate or incomplete in any material respect). Where important facts were not independently established to us, we have relied upon certificates issued by governmental agencies and representatives of the Company with proper authority, and also upon representations, oral or written, made in, or pursuant to, the documents.
Based on the foregoing and our review of the relevant documents (including, without limitation, the Documents), we are of the opinion that:
(i)	The description of the corporate structure of the PRC Companies and the Control Agreements (as defined below) set forth in “Corporate History and Structure” and “Related Party Transactions—Contractual Arrangements” sections of the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. The corporate structure of the Company (including the shareholding structure of each of the PRC Companies) as described in the Prospectus complies, and immediately after completion of the

Offering, will comply with all applicable PRC Laws, and does not violate or otherwise conflict with any applicable PRC Laws.
(ii)	Schedule 1 hereto sets forth a true, complete and correct list of all the current contractual arrangements and agreements (the “Control Agreements”) which constitute all of the contractual arrangements enabling the Company to exercise effective control over and consolidate the financial statements of each of the Special Purpose Entities. Each of the Control Agreements has been duly authorized, executed and delivered by the PRC Companies and PRC Individuals who are parties thereto, and except as disclosed in the Prospectus, all required Government Authorizations in respect of the Control Agreements to ensure the legality and enforceability in evidence of each of the Control Agreements in the PRC have been duly obtained and is legal, valid and enforceable and each such PRC Company has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each such PRC Company or PRC Individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Control Agreements; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any requirements of the PRC Laws. No further Governmental Authorizations are required under the PRC Laws in connection with the Control Agreements or the performance of the terms thereof . To the best of our knowledge after due and reasonable inquiry, the execution, delivery and performance of each of the Control Agreements by the parties thereto, and the consummation of the transactions contemplated thereunder, do not and will not (A) result in any violation of the business license, articles of association, other constituent documents (if any) or Government Authorizations of any of the PRC Companies; (B) result in any violation of, or penalty under, any PRC Laws; or (C) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which any of the PRC Companies or PRC Individuals is a party or by which any of them is bound or to which any of their properties or assets is subject; except in the case of (C) above for such breach or violation or default that, as the case may be, would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.
(iii)	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006. The M&A Rule purports, among other things to require offshore special purpose vehicles (“SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rule and other PRC Laws and regulations, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Neither CSRC approval nor any other Governmental Authorization is required in the context of the Offering, because (1) the Company established the PRC Wholly Owned Subsidiaries by means of direct investment other than by merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rule; and (2) the Control Agreements do not constitute the acquisition of the Special Purpose Entities.
This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.
We hereby consent to the filling of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of and references to our name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulation” “Taxation”, and “Legal Matters” in the prospectus included in the Registration Statement.
We further confirm that the statements regarding the PRC taxation matters set forth in the Prospectus are true and accurate, and fairly present or fairly summarize in all material respects of the PRC taxation matters referred to therein and represent our opinion on such PRC taxation matters; and such statements did not contain an untrue statement of a material fact, and did not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.
Yours faithfully,
/s/ Peng Jun
Peng Jun
Partner
Jincheng Tongda & Neal Law Firm

SCHEDULE 1
List of Control Agreements
Part I- Hangzhou Sky Network Technologies Co., Ltd. (“Hangzhou Sky”)
1.	Restructure Framework Agreement, dated July 1, 2010, among Hangzhou Sky and its shareholders and PRC Wholly Owned Subsidiaries.
2.	Technical Support Service Agreement, dated July 1, 2010, between Hangzhou Sky and Hangzhou Dianneng Technologies Co., Ltd. (“Hangzhou Dianneng”).
3.	Strategic Consulting Service Agreement, dated July 1, 2010, between Hangzhou Sky and Hangzhou Dianneng.
4.	Intellectual Property License Agreement, dated July 1, 2010, between Hangzhou Sky and Hangzhou Dianneng.
5.	Purchase Option and Cooperation Agreement, dated July 1, 2010, among Hangzhou Sky and its Shareholders and Hangzhou Dianneng.
6.	Power of Attorney, dated July 1, 2010, between shareholders of Hangzhou Sky and Hangzhou Dianneng.
7.	Equity Pledge Agreement, dated July 1, 2010, among Hangzhou Sky and its Shareholders and Hangzhou Dianneng.
Part II- Hangzhou Mijia Technologies Co., Ltd. (“Hangzhou Mijia”)
1.	Restructure Framework Agreement, dated July 1, 2010, among Hangzhou Mijia and its shareholders and PRC Wholly Owned Subsidiaries.
2.	Technical Support Service Agreement, dated July 1, 2010, between Hangzhou Mijia and Hangzhou Dianneng Technologies Co., Ltd. (“Hangzhou Dianneng”).
3.	Strategic Consulting Service Agreement, dated July 1, 2010, between Hangzhou Mijia and Hangzhou Dianneng.
4.	Intellectual Property License Agreement, dated July 1, 2010, between Hangzhou Mijia and Hangzhou Dianneng.

5.	Purchase Option and Cooperation Agreement, dated July 1, 2010, among Hangzhou Mijia and its Shareholders and Hangzhou Dianneng.
6.	Power of Attorney, dated July 1, 2010, between shareholders of Hangzhou Mijia and Hangzhou Dianneng.
7.	Equity Pledge Agreement, dated July 1, 2010, among Hangzhou Mijia and its Shareholders and Hangzhou Dianneng.
Part III- Hangzhou Fanyi Technologies Co., Ltd. (“Hangzhou Fanyi”)
1.	Exclusive Cooperation Agreement, dated December 24, 2009, between Hangzhou Fanyi and Hangzhou Dianneng.
2.	Purchase Option and Cooperation Agreement, dated December 24, 2009 and restated on February 1, 2010, among Hangzhou Fanyi and its Shareholders and Hangzhou Dianneng.
3.	Capital Contribution Certificate, dated December 24, 2009 and restated on February 2, 2010 by Hangzhou Fanyi.
4.	Shareholder Member Register, dated December 24, 2009 and restated on February 2, 2010 by Hangzhou Fanyi.
5.	Equity Pledge Agreement, dated December 24, 2009 and restated on February 1, 2010, among Hangzhou Fanyi and its Shareholders and Hangzhou Dianneng.
6.	Power of Attorney, dated December 24, 2009 and restated on February 1, 2010, between shareholders of Hangzhou Fanyi and Hangzhou Dianneng.
7.	Loan Agreements, dated December 24, 2009 and February 1, 2010, in respective, between shareholders of Hangzhou Fanyi and Hangzhou Dianneng.